Exhibit 99.02

October 18, 2006

Ms. Jennifer E. Katsch
47 Irving Street
Bethpage, NY 11714

Dear Ms. Katsch:

        We are pleased to confirm our offer to you for the position of Vice President of Finance and Treasurer at TII Network Technologies, Inc. Your duties and responsibilities will be defined by the President and Chief Executive Officer.

      Your compensation package will be as follows:

1.	Salary: $145,000 per annum.

2.

Eligibility for all standard benefits as described in the enclosed summary sheet. Medical, Dental, Life Insurance, Long Term Disability and Accidental Death or Dismemberment plans are available to you 30 days after commencement of employment with the Company. Some brief descriptive material is enclosed regarding these policies.

3.

The Company will extend to you a ten year stock option for 55,000 shares of Common Stock of the Company in accordance with the Company’s 1998 Stock Option Plan (“Plan”), exercisable at the rate of 20% on the first anniversary of the stock option agreement and 20% each of the four years thereafter during the Employee’s employment with the Company. The option will be exercisable at the market price of such shares on the day of grant. The options will be subject to all of the terms and conditions of the Plan and Employee hereby agrees to all such terms and conditions.

4.	As an additional incentive to join the company, you will receive a payment of $10,000.00 upon joining the company.

5.	Enrollment in TII’s 401K Plan upon meeting eligibility requirements.

Continued

Ms. Jennifer Katsch	October 18, 2006 Page 2

        We are very pleased to offer you this position and we want to start out on a positive note, but it is also important for both of us to understand our employment arrangements. Our Company is an “at will” employer and we think it is important to understand that either of us can terminate our employment arrangement at any time. Also, as a condition of your employment, you will be asked to sign our Employee Agreement which covers our confidentiality and non-compete provisions.

        Also, it is the policy of the Company to avoid the use of confidential information of others and the Company will not expect or knowingly permit you to utilize the confidential information of others in the performance of your duties and obligations to the Company during your employment with us.

        If this offer is acceptable, please signify same by signing one copy of this letter in the space provided below and return it to me at our Copiague office. Your employment with TII will then commence on November 13, 2006.

        Please do not hesitate to contact me if you have any questions.

Agreed and Accepted /s/ Jennifer E. Katsch Jennifer Katsch Date: 10/18/06	Very truly yours, TII INDUSTRIES, INC. /s/ Kenneth A. Paladino Kenneth A. Paladino President